Exhibit 99.1

DATE: Sept. 26, 2016

MEDIA CONTACT:	INVESTOR CONTACTS:
Lance Latham, 918-573-9675 or Joele Frank, Wilkinson Brimmer Katcher Dan Katcher, Andrew Siegel or Dan Moore, 212-355-4449	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Details Next Step in Board Refreshment Plan

Energy Industry Veterans Stephen Chazen and Peter Ragauss Join Board, Effective Immediately

Board Goal to Appoint Two New Independent Directors by the 2016 Annual Meeting

Three Williams Directors Who Served Prior to 2016 Will Not Stand for Re-Election

at the 2016 Annual Meeting

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”), after conferring with stockholders, continuing to search for qualified directors and deliberating on the expertise and experience required for the Board of Directors, today announced the next step in its Board refreshment plan. Under the plan, Stephen Chazen, former President and Chief Executive Officer and current Board director of Occidental Petroleum, and Peter Ragauss, former Chief Financial Officer of Baker Hughes and current Board director at Apache Corporation, have been appointed to the Williams Board of Directors, effective immediately. The Board also announced that three Williams directors who served prior to 2016 will not stand for re-election at the 2016 Annual Meeting.

Five new directors (i.e., directors who were not serving on the Board as of July 1, 2016), Stephen Bergstrom, Stephen Chazen, Peter Ragauss, Scott Sheffield and William Spence, in addition to four Williams directors who served prior to 2016, will stand for election as nominees of the Williams Board at the 2016 Annual Meeting. The Board also announced its goal to identify two additional highly qualified candidates to join the Board prior to the 2016 Annual Meeting. If the nominees are elected, the Williams Board will comprise 11 directors, 10 of whom are independent.

The Board also today announced that it has reconstituted its Nominating and Governance Committee. Stephen Bergstrom, Stephen Chazen and Dr. Kathleen B. Cooper have been appointed to the Committee with Mr. Bergstrom serving as Chairman, effective immediately. Consistent with past practices, the Nominating and Governance Committee will be responsible for identifying the two new independent director candidates prior to the 2016 Annual Meeting.

Dr. Kathleen B. Cooper, Chairman of the Williams Board of Directors, said: “As we have indicated, Williams is committed to maintaining a world-class Board of Directors. In less than two months, the Board has already appointed five new independent directors, and has set the goal of adding two additional directors. Our Nominating and Governance Committee will immediately work to identify two Board candidates who will add valuable and independent perspective.”

Dr. Cooper continued: “Steve Chazen brings significant expertise in the energy industry, having led the transformation of Occidental Petroleum into one of the top performing companies in the sector. Peter Ragauss also has broad experience, having helped Baker Hughes grow its powerful platform in the oilfield services industry. Williams is making good progress executing our strategy to connect the best natural gas supplies to the best markets. The entire Williams Board of Directors is committed to taking decisive action to create sustainable stockholder value and position Williams for continued success.”

Mr. Chazen and Mr. Ragauss stated: “We are excited about joining the Williams Board and look forward to putting our skills and experiences to work on behalf of all Williams stockholders. We will work closely with the other members of the Board to help set the Company’s strategy and advance the Company’s efforts to enhance value for Williams stockholders.”

As previously announced, the Company’s 2016 Annual Meeting will be held on Wednesday, Nov. 23, 2016.

Stephen Chazen

Mr. Chazen retired as Chief Executive Officer of Occidental Petroleum Corporation in April 2016, and has remained on Occidental’s Board of Directors where he has served since May 2010.

During his tenure as Chief Executive Officer, Mr. Chazen recommended and implemented the company’s acquisition and divestiture strategy, which was a key factor in Occidental’s transformation into a major oil and gas company. He previously served as President of Occidental Petroleum from 2007 to 2015; Chief Operating Officer from 2010 to 2011; and Chief Financial Officer from 2007 to 2010. Prior to being named President and Chief Financial Officer, Mr. Chazen was Chief Financial Officer and Senior Executive Vice President from 2004 to 2007, Chief Financial Officer and Executive Vice President-Corporate Development from 1999 to 2004, and Executive Vice President-Corporate Development from 1994 to 1999.

Before joining Occidental, Mr. Chazen was a Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. Mr. Chazen is a former Chairman of the American Petroleum Institute and continues to serve on its board.

Mr. Chazen brings to the Williams Board decades of executive leadership experience in the oil and gas industry, as well as significant M&A and valuation expertise. In addition to his industry insight, he brings unique perspective in financial planning, securities and capital markets, strategic development and energy sector risk management.

Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a master’s degree in Finance from the University of Houston and a bachelor’s degree in Geology from Rutgers College.

Peter Ragauss

Mr. Ragauss retired from Baker Hughes in November 2014 after serving eight years as Senior Vice President and Chief Financial Officer. He joined the Board of Directors of Apache Corporation in December 2014.

From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP Plc. From 2000 to 2003, he was chief executive officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP in 1998.

Earlier in his career, from 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco Inc. from 1993 to 1996, and Kidder, Peabody & Co. Incorporated from 1987 to 1993.

Mr. Ragauss brings a wealth of accounting, financial and executive experience to the Williams Board, having held senior positions including chief executive officer, chief financial officer, controller and vice president of finance. His wide and varied experiences, including in the area of finance, provide him with a unique understanding of the oil and gas industry.

Mr. Ragauss holds a master’s degree from Harvard Business School and bachelor’s degree in Mechanical Engineering from Michigan State University.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Additional Information

Williams intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2016 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2016 ANNUAL MEETING. Investors and security holders should read the proxy statement carefully before making any voting or investment decisions. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Williams through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Williams with the SEC will be available on Williams’ website at http://investor.williams.com/.

Participants in the Solicitation

Williams and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the matters to be considered at Williams’ 2016 Annual Meeting. Information regarding the directors and officers of Williams is contained in Williams’ Annual Report on Form 10-K filed with the SEC on Feb. 26, 2016 (as it may be amended from time to time). Additional information regarding the interests of such potential participants is or will be included in the proxy statement and other relevant documents filed with the SEC.

Forward-looking Statements

This communication may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this communication that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as

“anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. The forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Expected levels of cash distributions by Williams Partners L.P. (“WPZ”) with respect to general partner interests, incentive distribution rights and limited partner interests?
•	Levels of dividends to Williams stockholders?
•	Future credit ratings of Williams and WPZ?
•	Amounts and nature of future capital expenditures?
•	Expansion of our business and operations?
•	Financial condition and liquidity?
•	Business strategy?
•	Cash flow from operations or results of operations?
•	Seasonality of certain business components?
•	Natural gas, natural gas liquids, and olefins prices, supply, and demand?
•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this communication. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions, including incentive distribution rights, that we expect;
•	Whether Williams is able to pay current and expected levels of dividends;
•	Whether we will be able to effectively execute our financing plan including WPZ’s establishment of a distribution reinvestment plan and the receipt of anticipated levels of proceeds from planned asset sales;
•	Availability of supplies, including lower than anticipated volumes from third parties served by our midstream business, and market demand;
•	Volatility of pricing including the effect of lower than anticipated energy commodity prices and margins;
•	Inflation, interest rates, fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);
•	The strength and financial resources of our competitors and the effects of competition;
•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities in accordance with our forecasted capital expenditures budget;
•	Our ability to successfully expand our facilities and operations;
•	Development of alternative energy sources;
•	Availability of adequate insurance coverage and the impact of operational and developmental hazards and unforeseen interruptions;
•	The impact of existing and future laws, regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain permits and achieve favorable rate proceeding outcomes;
•	Williams’ costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;
•	Changes in maintenance and construction costs;
•	Changes in the current geopolitical situation;
•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;
•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;
•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;
•	Acts of terrorism, including cybersecurity threats and related disruptions; and
•	Additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors and security holders not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments. In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this communication. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on Feb. 26, 2016 and in Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q filed on Aug. 2, 2016.

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